Exhibit (a)(5)(ix)

For Immediate Release

GREEN MOUNTAIN COFFEE ROASTERS, INC. EXTENDS

TENDER OFFER TO ACQUIRE DIEDRICH COFFEE

Waterbury, VT – February 8, 2010 – Green Mountain Coffee Roasters, Inc. (NASDAQ: GMCR) (“GMCR”) today announced that Pebbles Acquisition Sub, Inc. (“Purchaser”), a wholly owned subsidiary of GMCR, has extended its previously announced $35.00 per share cash tender offer to purchase all outstanding shares of common stock of Diedrich Coffee, Inc. (NASDAQ: DDRX) (“Diedrich Coffee”). In accordance with the terms of the merger agreement among GMCR, Purchaser and Diedrich Coffee, the tender offer has been extended 20 business days (the maximum number of days permitted under the merger agreement) to expire at midnight, New York City time, on Monday, March 8, 2010, unless further extended. The tender offer previously was scheduled to expire at midnight, New York City time, on Friday, February 5, 2010. All other terms and conditions of the tender offer remain unchanged.

As of 4:30 p.m., New York City time, on February 5, 2010, approximately 2,315,947 shares have been tendered into the tender offer and not withdrawn. The tender offer is subject to customary closing conditions, including, among other things, regulatory approvals. The Board of Directors of Diedrich Coffee has recommended that Diedrich Coffee stockholders tender their shares into the tender offer. Questions and requests for assistance regarding the tender offer may be directed to the Information Agent for the offer, Okapi Partners LLC, toll-free at (877) 274-8654.

BofA Merrill Lynch is serving as financial advisor to GMCR on this transaction and Ropes & Gray LLP is serving as its legal advisor.

About Green Mountain Coffee Roasters, Inc. (NASDAQ: GMCR)

As a leader in the specialty coffee industry, Green Mountain Coffee Roasters, Inc. is recognized for its award-winning coffees, innovative brewing technology, and socially responsible business practices. GMCR’s operations are managed through two business units. The Specialty Coffee business unit produces coffee, tea and hot cocoa from its family of brands, including Tully’s Coffee®, Green Mountain Coffee®, Newman’s Own® Organics coffee and Timothy’s World Coffee®. The Keurig business unit is a pioneer and leading manufacturer of gourmet single-cup brewing systems. K-Cup® portion packs for Keurig® Single-Cup Brewers are produced by a variety of licensed roasters, including Green Mountain Coffee, Tully’s Coffee and Timothy’s. GMCR supports local and global communities by offsetting 100% of its direct greenhouse gas emissions, investing in Fair Trade Certified™ coffee, and donating at least five percent of its pre-tax profits to social and environmental projects. Visit www.gmcr.com for more information.

GMCR routinely posts information that may be of importance to investors in the Investor Relations section of its web site, including news releases and its complete financial statements, as filed with the SEC. GMCR encourages investors to consult this section of its web site regularly for important information and news. Additionally, by subscribing to GMCR’s automatic email news release delivery, individuals can receive news directly from GMCR as it is released.

Forward-looking statements

Certain statements contained herein, including GMCR’s intention to complete the proposed acquisition, are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. The “safe harbor” set forth in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, does not apply to forward-looking statements made in connection with a tender offer. Generally, these statements can be identified by the use of words such as “anticipate,” “believe,”, “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Owing to the uncertainties inherent in forward-looking statements, actual events or results could differ materially from those stated herein. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact on sales and profitability of consumer sentiment in this difficult economic environment, GMCR’s success in efficiently expanding operations and capacity to meet growth, GMCR’s success in efficiently and effectively integrating Tully’s and Timothy’s wholesale operations and capacity into its Specialty Coffee business unit, GMCR’s success in introducing new product offerings, the ability of lenders to honor their commitments under GMCR’s credit facility, competition and other business conditions in the coffee industry and food industry in general, fluctuations in availability and cost of high-quality green coffee, any other increases in costs including fuel, Keurig’s ability to continue to grow and build profits with its roaster partners in the At Home and Away from Home businesses, the impact of the loss of major customers for GMCR or reduction in the volume of purchases by major customers, delays in the timing of adding new locations with existing customers, GMCR’s level of success in continuing to attract new customers, sales mix variances, weather and special or unusual events, as well as other risks described more fully in GMCR’s filings with the U.S. Securities and Exchange Commission (the “SEC”). Forward-looking statements reflect management’s expectations as of the date of this press release, and are subject to certain risks and uncertainties. GMCR does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

Additional Information

This press release is neither an offer to purchase, nor a solicitation of an offer to sell, any securities. The tender offer to purchase shares of Diedrich Coffee common stock referenced in this press release has been made pursuant to a Tender Offer Statement on Schedule TO, containing an offer to purchase, a form of letter of transmittal and other documents relating to the tender offer (the “Tender Offer Statement”), which GMCR and Purchaser filed with the SEC and first mailed to Diedrich Coffee stockholders on December 11, 2009. Security holders of Diedrich Coffee are advised to read the Tender Offer Statement, because it contains important information about the tender offer. Investors and security holders of Diedrich Coffee also are advised that they may obtain free copies of the Tender Offer Statement and other documents filed by GMCR with the SEC on the SEC’s website at http://www.sec.gov. In addition, free copies of the Tender Offer Statement and related materials may be obtained from GMCR by written request to: Green Mountain Coffee Roasters, Inc., Attention: General Counsel, 33 Coffee Lane, Waterbury, Vermont 05676.

GMCR Contacts:

Investor Relations:

Frances G. Rathke, CFO

802-882-2300

Investors:

Okapi Partners LLC

Bruce Goldfarb / Pat McHugh

212-297-0720 or 877-274-8654

Media:

Joele Frank / Dan Katcher

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449